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Tyson Shareholder Lawsuit is Settled

Controlling shareholders to pay company $4.5 million

Springdale, Arkansas – January 18, 2008 – A shareholder derivative lawsuit against certain current and former directors of Tyson Foods, Inc. (NYSE: TSN) and the Tyson Limited Partnership has been settled, the company reported today, subject to obtaining court approval.

The lawsuit is In re Tyson Foods, Inc. Consolidated Shareholders Litigation, C.A. No. 1106-CC, which has been pending in the Delaware Court of Chancery since 2005. The allegations of the lawsuit have been described in previous filings by the company with the Securities and Exchange Commission. The full text of the settlement is available in a Form 8-K filing the company made today with the SEC.

Under the settlement, all claims against all defendants will be dismissed. In exchange, Don Tyson and the Tyson Limited Partnership, the company’s largest shareholder, have agreed to pay the company $4.5 million. No other defendant will make any payments. The company has also agreed to implement or continue certain governance measures, which includes the establishment of a nominating committee, appointment of a new independent director, and limitations on new related party transactions between the company and the Tyson Limited Partnership, Don Tyson, members of his family, or executive officers.

The plaintiffs are also seeking $3 million from the company, out of the $4.5 million to be paid to the company under the settlement, to cover their attorneys’ fees and expenses related to this case. However, Tyson officials indicate they will contest this requested fee award.

The settlement was filed today with the Delaware Court of Chancery. The Court is expected to issue a scheduling order after which time the Tyson shareholders will be formally notified and given the opportunity to submit any objections. This will be followed by a settlement hearing, which will likely be held in March or April of 2008.

Contact: Gary Mickelson 479-290-6111